Exhibit 21

List of Subsidiaries of the Registrant

Name	State of Incorporation
Heritage Global LLC	Delaware
Heritage ALT LLC	Delaware
HG ALT LLC	Connecticut
Heritage Global Partners, Inc.	California
National Loan Exchange, Inc.	Illinois
Heritage Global Capital LLC	Delaware
HGC OH SPV LLC	Delaware
HGC AR SPV LLC	Delaware
HGC MPG LLC	Delaware
Heritage Nancy Ridge LLC	California
Heritage DebtX LLC	Delaware

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary.